EXHIBIT 10.28

*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.

ASSET PURCHASE AND ROYALTY AGREEMENT

THIS ASSET PURCHASE AND ROYALTY AGREEMENT (this “Agreement”), is hereby entered into as of the 15th day of November, 2011 (the “Effective Date”) by and between Mylan Inc., a Pennsylvania corporation located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 (“Mylan”) and Cumberland Pharmaceuticals Inc., a corporation organized under the laws of the State of Tennessee with a place of business at 2525 West End Avenue, Suite 950, Nashville, Tennessee, USA 37203 (hereinafter referred to as “Cumberland”). Mylan and Cumberland may each be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Mylan, has negotiated for the acquisition of certain assets related to the Product (as defined below), from Inalco S.p.A. pursuant to certain terms of an asset purchase agreement by and between Mylan Inc., Mylan Institutional Inc., (formerly known as UDL Laboratories, Inc.), Inalco S.p.A. and Inalco Biochemicals, Inc. dated as of March 31, 2011 (“Inalco Asset Purchase Agreement”) and this Agreement is conditional upon the successful acquisition of such assets by completing the closing anticipated by the Inalco Asset Purchase Agreement;

WHEREAS, Mylan wishes to assign such assets and rights to Cumberland, and Cumberland desires to so acquire those assets and rights, all upon the terms of this Agreement.

WHEREAS, Cumberland, Inalco S.p.A. and Inalco Biochemicals, Inc. are parties to the Kristalose Agreement dated as of April, 2006 (the “Kristalose Agreement”) which will be terminated and this Agreement is conditional upon the termination of the Kristalose Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

“Affiliate” means with respect to a Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stock of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such stock shall not necessarily preclude the existence of control), or by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Aggrieved Party” shall have the meaning set forth in Section 8.2(a).

“ANDA” means an abbreviated new drug application filed with the FDA pursuant to 21 U.S.C. § 355(j) and 21 C.F.R. § 314.3.

“Applicable Laws” means all laws, statutes, regulations, rules, guidelines, ordinances or the like of any Governmental Authority having jurisdiction over, or applicable to, the Purchased Assets or a Party in connection with its obligations under this Agreement.

“Assumed Liabilities” means liabilities related to the Purchased Assets, the purchase or use thereof, and the sale of the Product; provided, however, that “Assumed Liabilities” shall not include any Excluded Liabilities.

“Books and Records” means all books and records in the possession of Mylan and its Affiliates specifically related to the Manufacture, testing, use or sale of the Product.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to not open or remain closed.

“Calendar Quarter” shall mean each three (3) month period ending March 31, June 30, September 30, and December 31.

“Claim” shall have the meaning set forth in Section 8.2(a).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Confidential Information” means, with respect to a Party (such Party, the “Disclosing Party”), all non-public information of any kind whatsoever (including data, software, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including materials, samples, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), that are disclosed by or on behalf of the Disclosing Party to the other Party or its Affiliates or Representatives (such other Party, the “Receiving Party”), including any and all copies, replications or embodiments thereof. The Confidential Information included within the Purchased Assets, as acquired by Cumberland pursuant to this Agreement (to the extent relating solely to the Purchased Assets and not to any other business, asset or activity of Mylan or its Affiliates, including, with respect to the Excluded Assets), shall, immediately following the Closing, be the Confidential Information of Cumberland, and Cumberland shall be deemed the Disclosing Party and Mylan and its Affiliates the Receiving Party of such Confidential Information regardless of the origination of such Confidential Information. Confidential Information of a Disclosing Party shall not include information that the Receiving Party can establish by competent proof (a) to have been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party, as evidenced by written records or similar proof, (b) to have become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party, as evidenced by written records or similar proof, (c) to have been received by the Receiving Party free of an obligation of confidentiality from a source rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, as evidenced by written records or similar proof, (d) to have been otherwise known by the Receiving Party free of an obligation of confidentiality prior to disclosure of such information by the Disclosing Party to the Receiving Party, as evidenced by written records or similar proof, or (e) to have been independently developed by employees or agents of the Receiving Party without the use of Confidential Information of the Disclosing Party, as evidenced by written records or similar proof.

“Cumberland” shall have the meaning set forth in the Preamble of this Agreement.

“Cumberland Deliverables” shall have the meaning set forth in Section 3.1.

“Encumbrances” means all encumbrances of any kind, including security interests, liens, pledges, claims, charges, equitable interests, hypothecations, mortgages, options, licenses, assignments, powers of sale, retentions of title, rights of pre-emption, rights of first refusal, restrictions on transferability or defects of title, but expressly excluding the FDA Letter.

“Excluded Asset” means any asset, interest, right or claim of Mylan that is not included in the definition of Purchased Assets, including any of the following:

(a) (i) the name “Mylan” and any and all variations, formatives and derivatives thereof, all composite marks including such names or any such formatives or derivatives and any colorable imitation of any of the foregoing, (ii) all trademarks, trade names, brand names, logotypes, symbols, service marks, and the goodwill of the business symbolized thereby, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof, currently used or proposed to be used by Mylan or any of its Affiliates in connection with the manufacture, marketing, sale and distribution of the Product or any other products, (iii) except as expressly set forth in this Agreement, any intellectual property related to the Manufacturing, marketing, use, sale or distribution of the Product in the Territory, and (iv) any computer programs and software;

(b) any administrative, financial and accounting records;

(c) Any inventory unrelated to the Product, and any Product Inventory which Cumberland does not choose to purchase in this transaction.

“Excluded Liabilities” means all Liabilities related to the Purchased Assets or the Product which arise or become due prior to the Closing Date.

“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

“FDA Letter” means the letter attached hereto as Exhibit B duly executed by an authorized officer of Mylan notifying the FDA of the transfer of the Product ANDA to Cumberland.

“General Assignment and Bill of Sale” means the General Assignment and Bill of Sale attached hereto as Exhibit A.

“Governmental Authority” or “Governmental Authorities” means any national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or its equivalent, including the FDA.

“Indemnifying Party” shall have the meaning set forth in Section 8.2(a).

“Intellectual Property” means all (a) Patents, (b) copyrightable works, copyrights in works of authorship of any type, including computer software and industrial designs, registrations and applications for registration thereof, (c) trade secrets, Know-How and other material confidential or proprietary technical, business and other information necessary to Manufacture, test, use or sell the Product, and all rights in any jurisdiction to limit the use or disclosure thereof, (d) any and all rights of application regarding any of the foregoing including with respect to extensions and the like, and (e) rights to sue and recover damages or obtain injunctive relief for past, present and future infringement, dilution, misappropriation, violation or breach thereof.

“Know-How” means any and all product specifications, processes, product designs, Manufacturing information, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records and similar data and information.

“Liabilities” means any and all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Applicable Law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

“Losses” means any and all Liabilities, losses, judgments, assessments and damages paid or payable to a Third Party in connection with a Claim including all related costs and expenses, including reasonable attorneys’ fees and costs of defending against lawsuits, complaints, actions or other litigation; provided, however, that payments in settlement of a Claim shall only be included to the extent approval of the settlement was provided in accordance with Article 8.

“Manufacture/Manufacturing/Manufactured” means all operations in the acquisition of materials for, and the production, packaging, labeling and quality control and release testing or other analysis of the Product and the associated ingredients and components.

“Mylan” shall have the meaning set forth in the Preamble of this Agreement.

“Mylan Deliverables” shall have the meaning set forth in Section 3.1.

“NDC” means national drug code, as filed with or accepted by the FDA.

“Net Sales” means the gross invoice price from sales of the Product in the Territory by Cumberland or its Affiliates, less standard and customary allowances for:

(a) returns and discounts, including, discounts made by means of rebates, to direct or indirect customers, or chargebacks directly related to sales of such Finished Product (and including rebates or other payments required to be paid to governmental entities in connection with sales of such product pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar or other Federal or state legislation or programs) including for damaged goods, returns, recalls, rebates or rejections;

(b) applicable taxes (to the extent borne by Cumberland or its Affiliates and separately stated on the invoice and included in the gross invoice price), other than income taxes;

(c) sales credits customary in the industry and accrued in accordance with applicable Accounting Standards, including price protection, shelf stock adjustments and other price adjustments; re-procurement charges by customers (backorder charges) and other similar charges; and

(d) any other specifically identifiable costs or charges included in the gross invoice price for the finished Products customarily deducted in the pharmaceutical industry.

Net Sales shall be determined from Cumberland’s or its Affiliates’ books and records kept in accordance with Accounting Standards, subject to periodic true-ups based on actuals.

“Party” and “Parties” shall have the meaning set forth in the Preamble of this Agreement.

“Patents” means all patents, patent applications including provisional applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, and reexaminations, all inventions disclosed therein, all rights therein provided by international treaties and conventions, together with all applicable foreign counterpart patents and patent applications, and all rights to obtain patents and registrations thereto, as well as any extensions, supplementary protection certificates or the like applicable to any and all of the foregoing. For the avoidance of doubt, Cumberland shall have the right to seek Patent rights worldwide.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Product” means lactulose crystals with the label and packaged in 10-gram and 20-gram pouches and all other strengths and dosage forms sold under the Kristalose Trademark (“Kristalose”). For the avoidance of doubt, Cumberland shall have the right to seek approval by any applicable Regulatory Authority worldwide.

“Product ANDA” means Lactulose United States ANDA No. 074712 and any supplements and amendments thereto.

“Product Know-How” means any Know-How specifically related to and necessary for the Manufacture, testing, use or sale of the Product, as set forth in the Product ANDA.

“Product Intellectual Property” means the Intellectual Property owned or controlled by Mylan and directly related to the Product, including the Product Know-How.

“Product Regulatory Files” means all Regulatory Files and Regulatory Approvals owned or controlled by Mylan and/or its Affiliates as of the Closing Date related specifically to the Manufacture, testing, use or sale of the Product, including the Product ANDA in the Territory.

“Purchased Assets” means: Mylan transfers to Cumberland full, worldwide rights to the intellectual property rights, know-how, labels, and trademarks, including but not limited to:

(i)	the United States Registered Trademark KRISTALOSE, Registration No. 2,439,494 and Trademark Additional Rights;

(ii)	the Product ANDA;

(iii)	other rights in the applicable trademarks, trademark applications and registrations, trade names, trade dresses, service logos, and other designations of origin;

(iv)	the Product Intellectual Property;

(v)	all Product Regulatory Files; and

(vi)	all Books and Records

provided, however, that the Purchased Assets shall not include any of the assets, rights and claims defined as Excluded Assets hereunder.

“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the marketing of the Product in the Territory.

“Regulatory Authority” means any Governmental Authority whose approval is necessary to develop, Manufacture, import, and/or market the Product in the Territory.

“Regulatory Files” means:

(a) the technical, medical and scientific licenses, permits, registrations, authorizations and approvals (including applications therefor, supplements and amendments, pre- and post-approvals, and labeling approvals) of any Governmental Authority necessary for the development (including the conduct of clinical trials), Manufacture, distribution, marketing, promotion, offer for sale, import, export or sale of a drug product or a drug substance;

(b) all technical, scientific, chemical, biological, pharmacological, and toxicological data as well as all clinical and preclinical reports (together with clinical data sets associated with such reports), and all validation documents and data; and

(c) all correspondence to or from Governmental Authorities.

“Representatives” of a Party means such Party’s officers, directors, employees, agents, consultants, advisors, or other representation, including legal counsel, accountants and financial advisors.

“Royalty” shall have the meaning set forth in Article 4.

“Territory” shall mean any country where the Product may be lawfully sold including, without limitation, The United States of America, its territories and possessions. For the avoidance of doubt, Cumberland shall have the right to seek approval by any applicable Regulatory Authority worldwide.

“Third Party” means any entity other than Mylan, Cumberland and their respective Affiliates.

“Trademark” means United States Registered Trademark KRISTALOSE, Registration No. 2,439,494 or any subsequent registration of the mark KRISTALOSE in the Territory. For the avoidance of doubt, Cumberland shall have the right to seek Trademark rights worldwide.

“Trademark Additional Rights” means other rights in the applicable trademarks, trademark applications and registrations, trade names, trade dresses, service logos, and other designations of origin.

“Trademark Assignment Agreement – 2011” means the agreement attached hereto as Exhibit C duly executed by and between the Parties assigning the Trademark from Mylan to Cumberland.

“Transaction Agreements” means this Agreement and the Trademark Assignment Agreement – 2011, the General Assignment and Bill of Sale, together, and each, individually, a “Transaction Agreement.”

“Year” shall mean the twelve (12) month period commencing on the Effective Date and each twelve (12) month period beginning on the anniversary thereof.

1.2 Interpretation and Construction; Currency.

(a) Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; and (iii) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings and paragraph captions in this Agreement are for reference and convenience purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall not be interpreted or construed in favor of or against either Party because of its effort in preparing it.

(b) All payments to be made by Cumberland to Mylan under this Agreement shall be made in United States dollars and may be paid by check made to the order of Mylan or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Mylan from time to time.

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Mylan shall sell, assign, transfer and deliver to Cumberland, and Cumberland shall purchase from Mylan, all of Mylan’s rights and interest in and to the Purchased Assets, free and clear of any Liens, and Cumberland will assume the Assumed Liabilities.

ARTICLE 3
THE CLOSING

3.1 The Closing. The closing of the Transaction Agreements (the “Closing”) shall take place as shall be agreed upon in writing by Cumberland and Mylan on the date hereof or such other date, time and place as shall be agreed upon in writing by Cumberland and Mylan on or before Sixty (60) days from the Effective Date of this Agreement (the actual date and time being herein called the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.3.2 Deliveries by Mylan. At the Closing, Mylan shall deliver or cause to be delivered to Cumberland copies of the Product Regulatory Files, copies of any Books and Records, the duly executed General Assignment and Bill of Sale, all information and materials in Mylan’s possession and/or control that is necessary for Cumberland to assume regulatory responsibilities for the Product (and not otherwise provided by Mylan to Cumberland as part of the Purchased Assets) (collectively, the “Mylan Deliverables”).3.3 Deliveries by Cumberland. At the Closing, Cumberland shall deliver, or cause to be delivered, to Mylan the duly executed General Assignment and Bill of Sale, Trademark Assignment Agreement – 2011 (collectively, the “Cumberland Deliverables”).

3.2 FDA Letter. On the Closing Date, or such later date as mutually agreed by the parties, Mylan shall mail to the FDA the FDA Letter, return receipt requested. Mylan shall provide Cumberland with proof that FDA received the FDA Letter in the form of a copy of such returned receipt.

3.3 Assumption of Assumed Liabilities. With respect to the purchase and sale of the Purchased Assets, in addition to the payment of the Royalty, Cumberland shall assume the Assumed Liabilities on the Closing Date. Cumberland assumes no Excluded Liabilities, and the Parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility and obligation of Mylan and/or its Affiliates.

3.4 Closing. In the event any of the Transaction Agreements are not delivered as set forth above and the Closing is not completed, this Agreement and the transactions contemplated herein shall immediately terminate and no longer be in force or effect.

ARTICLE 4
ROYALTY PAYMENTS

4.1 Royalty. In consideration for Sale, assignment, and transfer by Mylan to Cumberland, of all of Mylan’s rights and interest in and to the Purchased Assets, Cumberland shall pay Mylan a royalty equal to [***] percent ([***]%) of Net Sales of the Product in the Territory (the “Royalty”). The payment shall be calculated quarterly and Cumberland shall remit payment to Mylan within [***] ([***]) days after the end of each calendar [***], together with a schedule detailing the calculation. Cumberland shall pay said Royalty for a period of [***] ([***]) years commencing on the Effective Date.

4.1.1. If Net Sales of the Product in the Territory are in excess of [***] U.S. dollars ($[***] USD) in a Year, then Cumberland shall pay Mylan an additional [***] percent ([***]%) for a total of [***] percent ([***]%) of Net Sales of the Product in the Territory for the subject Year in excess of $[***].

4.1.2. If Net Sales of the Product in the Territory are in excess of [***] U.S. dollars ($[***] USD) in a Year, then Cumberland shall pay Mylan an additional [***] percent ([***]%) for a total of [***] percent ([***]%) of Net Sales of the Product in the Territory for the subject Year in excess of $[***].

4.2 Audit. Cumberland shall maintain complete and accurate books and records with respect to the determination of Net Sales including, without limitation, such books and records required to confirm the proper determination of Net Sales. Such books and records shall be available for inspection and audit by Mylan and/or its designated representatives, subject to appropriate confidentiality undertakings, and upon reasonable advance notice, at a mutually agreeable time, during normal business hours. The costs of any such inspection or audit shall be the responsibility of Mylan unless any such inspection or audit reveals an underpayment of five percent (5%) or more for any Calendar Quarter in which case such costs will be the responsibility of Cumberland. Cumberland shall remain responsible for any underpayment disclosed by audit. In the event that audit reveals an underpayment of five or more percent for three or more Calendar Quarters during the Term of this Agreement, then Cumberland shall pay Mylan an additional [***] percent ([***]%) of Net Sales for the period in which such underpayment occurred.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MYLAN

Mylan hereby represents and warrants to Cumberland that:

5.1 Corporate Organization, Good Standing, Power. Mylan is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Mylan has the requisite corporate power and authority to execute and deliver the Transaction Agreements and to consummate the transactions contemplated hereby and thereby, as applicable, including delivery of the Mylan Deliverables. Each Transaction Agreement, at the time such agreement is delivered by Mylan, will have been duly executed and delivered by Mylan and constitutes legal, valid and binding obligations of Mylan, enforceable against Mylan, in accordance with its terms.

5.2 Consents and Approvals; No Conflict. To the best of Mylan’s knowledge and belief, after due investigation, the execution, delivery and performance by Mylan of the Transaction Agreements, the delivery of the Mylan Deliverables, and the consummation by Mylan of the transactions contemplated hereby and thereby will not require any material notice to, material filing with, or the material consent, approval or authorization of, any Person or Governmental Authority, except in connection with the FDA Letter and for the transfer of the Product Regulatory Files. The execution, delivery and performance of the other Transaction Agreements, the delivery of the Mylan Deliverables, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of any of the provisions of the certificate of incorporation or by-laws of Mylan, (ii) contravene in any material respect any Applicable Law, or (iii) subject to Cumberland’s satisfaction as to the Cumberland Waiver, conflict with or result in a breach of any Third Party agreements or contracts of Mylan or its Affiliates.

5.3 Assets. Neither Mylan nor any of its Affiliates owns or controls (including by joint ownership) any Intellectual Property related to the Product, or necessary for the Manufacture, use or testing thereof, that is not being sold, assigned, conveyed, transferred and delivered to Cumberland pursuant to this Agreement. Conditioned upon the successful acquisition by Mylan of such assets by completing the closing anticipated by the Inalco Asset Purchase Agreement, Mylan has the sole and exclusive right, title and interest in and to all the Purchased Assets and the Purchased Assets are free and clear of all Encumbrances.

5.4 Litigation. There is no civil, criminal or administrative action, suit, hearing, or proceeding pending or, to the knowledge of Mylan, after due investigation, threatened against Mylan or Inalco, or any Affiliate of Mylan or Inalco relating to the Purchased Assets or the transactions contemplated hereby. There are no outstanding judgments, orders, injunctions, decrees or awards against Mylan or Inalco in connection with this Agreement or the transactions contemplated hereby that have not been satisfied in all material respects to the best of Mylan’s knowledge and belief after due investigation.

5.5 Compliance with Laws. To the best of Mylan’s knowledge and belief, after due investigation, Mylan has been in compliance, in all material respects, with Applicable Laws in connection with the Purchased Assets. To the knowledge of Mylan, after due investigation, there are no outstanding material deficiencies in the Product ANDA. Mylan has not received any written notice from any Governmental Authority that Mylan or its Affiliates, with respect to the Product or the Purchased Assets, were or are in violation of any Applicable Laws.

5.6 Regulatory and FDA Matters. To the best of Mylan’s knowledge and belief, after due investigation, there is no action or proceeding by the FDA or any other Governmental Authority concluded, pending or, to the knowledge of Mylan, threatened against Mylan relating to the Product Regulatory Files or the safety or efficacy of the Product.

5.7 Broker’s Fees. Mylan has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Agreements.

5.8 Other Claims. Mylan and its Affiliates have no claims or causes of action against any Third Party (whether or not such claims or causes of action have been asserted by Mylan) related to the Purchased Assets, and Mylan possesses no rights of indemnity, warranty rights, rights of contribution, rights to refund or reimbursements and other rights of recovery possessed (whether such rights are currently exercisable) related to Product and the Purchased Assets other than as set forth in this Agreement.

5.9 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 5 or in any other document or instrument delivered by Mylan pursuant to this Agreement, neither Mylan nor any other Person makes any other express or implied representation or warranty on behalf of the Purchased Assets, including any representation or warranty as to the probable success or profitability of the ownership, use or operation of the Purchased Assets by Cumberland after the Closing or the value, condition or use of the Purchased Assets, whether express or implied, including any implied warranty of merchantability or fitness for a particular purpose.

5.10 Debarment Certification. Mylan represents and warrants that neither it nor any person employed by it to perform any work related to this Agreement (i) is under investigation by the FDA for debarment action or is presently, has been, or if debarred in the future, will be, debarred pursuant to Section 306 (a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 or other applicable law or (ii) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. Section 312.70. In the event any of the foregoing occurs, Mylan shall immediately notify Cumberland.

5.11 Non Compete. During the period in which Royalty payments are being transferred by Cumberland to Mylan under section 4.1 herein, Mylan shall neither directly nor indirectly (through any other Persons, entity or otherwise) without Cumberland’s prior written approval, promote, sell, market, or distribute in The United States of America, its territories and possessions, a Competing Product defined as any lactulose crystals product.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF CUMBERLAND

Cumberland hereby represents and warrants to Mylan that:

6.1 Corporate Organization, Good Standing, Power. Cumberland is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Cumberland has the requisite corporate power and authority to execute and deliver the Transaction Agreements, and to consummate the transactions contemplated hereby and thereby, as applicable, including delivery of the Cumberland Deliverables and payment of the Royalty. The execution and delivery by Cumberland of the Transaction Agreements, as applicable, and the consummation by Cumberland of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all necessary corporate action on the part of Cumberland, and no other or further corporate actions or proceedings will be necessary for the execution and delivery of such agreements, as applicable, by Cumberland, the performance by Cumberland of its obligations hereunder and thereunder, as applicable, and the consummation by Cumberland of the transactions contemplated hereby or thereby, as applicable. Each Transaction Agreement, at the time such agreement is delivered by Cumberland, will have been duly executed and delivered by Cumberland and constitutes legal, valid and binding obligations of Cumberland, enforceable against Cumberland in accordance with its terms.

6.2 Consents, No Conflict. The execution, delivery and performance by Cumberland of the Transaction Agreements, the delivery of the Cumberland Deliverables, and the consummation of the transactions contemplated hereby and thereby will not require any material notice to, material filing with, or the material consent, approval or authorization of, any Person, except in connection with the FDA Letter. The execution and delivery of this Agreement and the other Transaction Agreement, the delivery of the Cumberland Deliverables and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of any of the provisions of the certificate or articles of incorporation or by-laws of Cumberland, (ii) contravene in any material respect any Applicable Law, or (iii) conflict with or result in a breach of any Third Party agreements or contracts of Cumberland or its Affiliates.

6.3 Litigation. There is no civil, criminal or administrative action, suit, hearing, or proceeding pending or, to the knowledge of Cumberland or Mylan, threatened against Cumberland or any Affiliate of Cumberland or any Affiliate of Mylan relating to the transactions contemplated hereby. There are no outstanding judgments, orders, injunctions, decrees or awards against Cumberland or Mylan in connection with this Agreement or the transactions contemplated hereby that have not been satisfied in all material respects.

6.4 Broker’s Fees. Cumberland has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Agreements.

6.5 Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article 6, Cumberland is not making any other representation or warranty, express or implied.

6.6 Debarment Certification. Cumberland represents and warrants that neither it nor any person employed by it to perform any work related to this Agreement (i) is under investigation by the FDA for debarment action or is presently, has been, or if debarred in the future, will be, debarred pursuant to Section 306 (a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 or other applicable law or (ii) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. Section 312.70. In the event any of the foregoing occurs, Cumberland shall immediately notify Mylan.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1 Expenses. Except as specifically set forth in this Agreement, all expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated by the Transaction Agreements are consummated.

7.2 Additional Agreements of Mylan. Subject to the terms and conditions herein provided, Mylan agrees to: (i) do, or cause to be done, all things reasonably necessary or proper to consummate the transactions contemplated by the Transaction Agreements and to cooperate with Cumberland in connection with the foregoing; (ii) obtain all necessary consents and approvals (or effective waiver thereof) from other parties to material agreements, contracts, instruments and other contracts to consummate the transactions contemplated by the Transaction Agreements; (iii) effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated by the Transaction Agreements; and (iv) take such actions and provide further assurances reasonably required for Cumberland to vest more fully in possession of the Purchased Assets. To the extent that Mylan becomes aware of the Product Regulatory Files not otherwise previously transferred to Cumberland, Mylan shall promptly notify Cumberland of such and promptly deliver same to Cumberland and the Product Know-How and Product Regulatory Files shall be deemed to be otherwise included in this Agreement as of the Closing Date.

7.3 Additional Agreements of Cumberland. Subject to the terms and conditions herein provided, Cumberland agrees to use its commercially reasonable efforts to (i) do, or cause to be done, all things necessary or proper to consummate the transactions contemplated by the Transaction Agreements and to cooperate with Mylan in connection with the foregoing, (ii) obtain all necessary consents and approvals (or effective waivers thereof) from other parties to material agreements, contracts, instruments and other contracts to consummate the transactions contemplated by the Transaction Agreements, and (iii) effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated by the Transaction Agreements.

7.4 Access to Information. From and after the Closing Date and subject to the terms hereof, Mylan agrees to cooperate with and to grant to Cumberland and its Representatives, during normal business hours, reasonable access to its material information and records relating specifically to the Product and the Product Regulatory Files (including any information underlying the Product Regulatory Files or data cross-referenced with any pre-clinical, clinical or chemistry, Manufacturing and control information or data with regard to the Product contained in any other related Regulatory Files or other regulatory filings or applications of Mylan or its Affiliates filed with and/or approved by the FDA), but only to the extent such information or records were not delivered to Cumberland on or after the Closing Date, or continue to be in the possession of Inalco, for the purposes of (i) gaining Regulatory Approval of the Product ANDA, (ii) any financial reporting; (iii) defending against any claims or litigation involving the Product or (iv) any investigation or inquiry being conducted by any federal, state, local or foreign Governmental Authority involving the Product.

7.5 FDA Communications. From and after the Closing Date, except with respect to the FDA Letter, as required by Applicable Law or as requested by Cumberland, Mylan shall not contact or communicate with the FDA or any other Governmental Authorities with respect to the Purchased Assets. Following the Closing Date, Mylan will notify Cumberland of its receipt of any correspondence from the FDA and, until the parties have delivered to the FDA the FDA Letter, it will use its commercially reasonable efforts to assist Cumberland in any response to the FDA in respect thereof.

7.6 NDC Numbers. Cumberland hereby acknowledges and agrees that Cumberland shall assign its own NDC number to the Product.

7.7 Records. Cumberland will preserve all books and records included within the Purchased Assets as required by Applicable Law.

7.8 Assumption of Regulatory Commitments. From and after the Closing Date, and subject to the terms hereof, Cumberland will assume control of, and responsibility for all costs, obligations and Liabilities arising from or related to, any commitments, requirements or obligations to, or any requests or orders from, any Governmental Authority involving the Product, to the extent arising from Product sold by or on behalf of Cumberland or related to the Product ANDA owned by Cumberland after the Closing Date.

7.9 Response to Medical Inquiries and Product Complaints. After the Closing Date, Cumberland will assume all responsibility for responding to any medical inquiries, adverse event reports or complaints about the Product in the Territory. Any such inquiries, reports or complaints received by Mylan shall be promptly forwarded to Cumberland.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification.

(a) Subject to the provisions of this Article 8, Mylan shall indemnify, defend and hold harmless Cumberland and its officers, directors and employees from any Losses incurred by such Persons to the extent arising from or attributable to (i) the breach of any representation, warranty or covenant made by Mylan in this Agreement; or (ii) any Excluded Liability or (iii) the breach of this Asset Purchase and Royalty Agreement and/or related Transaction Agreements.

(b) Subject to the provisions of this Article 8, Cumberland shall indemnify, defend and hold harmless Mylan and its respective officers, directors and employees from any Losses incurred by such Persons to the extent arising from or attributable to (i) the breach of any representation, warranty, or covenant made by Cumberland in this Agreement; or (ii) the Assumed Liabilities or (iii) the breach of this Asset Purchase and Royalty Agreement and/or related Transaction Agreements.

8.2 Procedures.

(a) Promptly after any Person entitled to indemnity hereunder receives notice or otherwise becomes aware of any Third Party claim reasonably expected to be formally made against a Party or the commencement of any Third Party action or proceeding, in each case which may give rise to indemnification hereunder (a “Claim”), such Person (the “Aggrieved Party”) shall, if an indemnity claim with respect thereto is to be made against any Party obligated to provide indemnification pursuant to this Article 8 (the “Indemnifying Party”), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding or any of the foregoing; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party may elect to assume the defense of any such Claim, or any litigation resulting from such Claim. Upon such assumption, the Aggrieved Party shall cooperate fully with the Indemnifying Party in the conduct of such defense. Such duty on the part of the Aggrieved Party to cooperate in such defense shall include (i) providing assistance in compiling and verifying responses to discovery requests, (ii) providing reasonable access to its employees for purposes of consulting, performing laboratory testing, providing deposition and trial testimony and expert opinions and (iii) making available to the Indemnifying Party all books and records as may have relevance to the defense. The Aggrieved Party may participate, at its expense (not subject to indemnification hereunder), in the defense of such Claim; provided, however, that the Indemnifying Party shall direct and control the defense of such Claim. The Indemnifying Party shall not, in the defense of such Claim, consent to entry of any judgment or enter into any settlement, except with the written consent of the Aggrieved Party which, in either case, may not be unreasonably withheld, delayed or conditioned. In addition, all awards and costs payable by a Third Party to the Aggrieved Party or the Indemnifying Party shall belong to the Indemnifying Party. The Indemnifying Party shall not be entitled to control, and the Aggrieved Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that such claim seeks any order, injunction or other equitable relief against the Aggrieved Party.

(b) If the Indemnifying Party shall fail to assume the defense of a Claim, the Aggrieved Party may defend against such Claim in such reasonable manner as it may deem appropriate and the Aggrieved Party may settle such Claim (but only with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned) on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any indemnifiable Losses incurred by the Aggrieved Party in connection with the defense against or settlement of such Claim.

8.3 Losses. Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss. If the amount to be netted hereunder from any payment required under Section 8.1 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Aggrieved Party pursuant to this Article 8, the Aggrieved Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 8 had such determination been made at the time of such payment.

ARTICLE 9
CONFIDENTIALITY AND PUBLIC DISCLOSURE

9.1 The Receiving Party shall not disclose to any Third Party any Confidential Information or use any such Confidential Information for its own benefit or that of any Third Party without the written consent of the Disclosing Party. Each Party agrees to protect Confidential Information received from the other Party at least as well as it would its own proprietary and confidential information, but using at least a reasonable amount of care.

9.2 The Receiving Party shall bind all persons having access through it to any Confidential Information to comply with the provisions of 8.1. The Receiving Party will be responsible for the acts of any of its Representatives receiving the Confidential Information.

9.3 The Receiving Party, at the request of the Disclosing Party, shall return or destroy all Confidential Information disclosed to it hereunder, in whatever form contained, including any listing that identifies the documents provided, except that one copy of all Confidential Information may be retained at the office of the Receiving Party’s counsel, to maintain a record of the same.

9.4 Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that either Party, as the Receiving Party of Confidential Information from the Disclosing Party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the Disclosing Party (i) in order to comply with its obligations under law, (ii) to respond to an inquiry of a Governmental Authority, or (iii) in a judicial, administrative or arbitration proceeding. In any such event, the Receiving Party making such disclosure shall (a) provide the Disclosing Party with as much advance notice as reasonably practicable of the required disclosure, (b) cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (c) reasonably limit any disclosure to the specific purpose at issue. Additionally, each Party shall be free to make comments consistent with any press release issued in conformance with Section 10.1 below.

ARTICLE 10
GENERAL PROVISIONS

10.1 Public Statements. With the exception of filings with the Securities and Exchange Commission, FDA or any other Regulatory Authority, neither Party shall make any publicity release, interview or make any other dissemination of information concerning this Agreement or its terms, or the transactions contemplated hereby, to a Third Party without the prior written approval of the other Party.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by facsimile (confirmed thereafter by such certified mail), to each Party at the following address or at such other address as may be specified by either Party by like notice:

If to Cumberland:	Cumberland Pharmaceuticals Inc. 2525 West End Avenue, Suite 950 Nashville, TN 37203 Attention: CEO Facsimile: (615) 255-0094
With copies to:	Adams and Reese/Stokes Bartholomew LLP 424 Church Street, 28th Floor Nashville, TN 37219 Attention: Martin S. Brown, Esq. Facsimile: (615) 259-1470
If to Mylan:	Mylan Inc. 1500 Corporate Drive Canonsburg, PA 15317 Attention: NA General Counsel Facsimile: (724) 514-1972
With copies to:	Mylan Inc.

1500 Corporate Drive

Canonsburg, PA 15317

Attention: Global General Counsel

Facsimile: (724) 514-1972

Notice so given shall: (i) in the case of notice so given by personal delivery, be deemed to be given and received on the date of such personal delivery; (ii) in the case of notice so given by certified mail, be deemed to be given and received on the third (3rd) business day after mailing; and (iii) in the case of notice so given by a reputable overnight courier, be deemed to be given and received on the next business day after delivery to such courier.

10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

10.4 Waiver. Any term, provision or condition of this Agreement may be waived (or the time for performance of any of the obligations or other acts of any Party may be extended) only if in writing and signed by the Party that is entitled to the benefit of such term, provision or condition.

10.5 Parties in Interest. Other than in connection with a merger, consolidation or similar reorganization, or sale of all or substantially all of its assets, no Party may delegate its duties under this Agreement without the consent of the other Party hereto, which consent shall not be unreasonably withheld. No Party may assign its rights under this Agreement without the consent of the other Parties hereto, which consent shall not be unreasonably withheld. This Agreement shall not run to the benefit of or be enforceable by any Person other than a Party to this Agreement and, subject to this Section 10.5, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 10.5 shall be null and void ab initio.

10.6 Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other Transaction Agreement, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the Parties, with respect to the subject matter hereof.

10.7 Governing Law; Jurisdiction. The Transaction Agreements shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York, without regard to the conflicts of law provisions thereof with the exception of Sections 5-1401 and 5-1402 of the New York General Obligations Law. The Parties agree that the U.S. District Court for the Southern District of New York shall have exclusive jurisdiction over any dispute or controversy arising out of or relating to this Agreement and any judgment, determination, arbitration award, finding or conclusion reached or rendered in any other jurisdiction shall be null and void between the Parties. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of Parties in the negotiation, administration, performance and enforcement hereof.

10.8 Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute on instrument. Electronically transmitted signature copies shall be binding on the Parties as originals.

10.9 Third Party Beneficiaries. Except as set forth in 8.1(a) and (b), no term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person other than the Parties, and no such other Person shall have any right or cause of action hereunder.

10.10 Validity. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any Applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

10.11 Conditions. The validity of his Agreement is conditioned upon the successful acquisition by Mylan of such assets by completing the closing anticipated by the Inalco Asset Purchase Agreement.

10.12 Survival. The representations and warranties of each Party contained herein shall survive until the seventh (7th) anniversary of the Closing of this Agreement.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused this Asset
Purchase and Royalty Agreement to be executed as of the date first written above.

MYLAN INC. By: /s/ John Deiniggi	CUMBERLAND PHARMACEUTICALS INC. By: /s/ A.J. Kazimi

Print Name: John Deiniggi	Print Name: A.J. Kazimi

Title: SVP, NA Operations	Title: Chief Executive Officer

EXHIBIT A
GENERAL ASSIGNMENT AND BILL OF SALE

THIS GENERAL ASSIGNMENT AND BILL OF SALE (this “General Assignment”) dated as of the        day of      , 2011 (the “Closing Date”), by and among Mylan Inc., a Pennsylvania corporation located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 (“Seller”) and Cumberland Pharmaceuticals Inc., a corporation organized under the laws of the State of Tennessee with a place of business at 2525 West End Avenue, Suite 950, Nashville, Tennessee, USA 37203 (hereinafter referred to as “Buyer”). Seller and Buyer may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller and Buyer are Parties to that certain Asset Purchase and Royalty Agreement with an Effective Date of the        day of      , 2011 (the “Asset Purchase Agreement”), pursuant to which certain assets and liabilities of Seller are to be transferred to, and assumed by, the Buyer;

WHEREAS, in performance of their respective obligations under the Asset Purchase and Royalty Agreement, Seller and Buyer desire to execute and deliver this General Assignment;

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Asset Purchase and Royalty Agreement.

2. Seller does hereby sell, assign, convey, grant and transfer unto Buyer to have and to hold forever, the Purchased Assets including, without limitation, all of Seller’s right, title and interest, of every nature and description, in and to the Purchased Assets, wherever located.

3. Seller does hereby assign, sell, and transfer (collectively, the “Assignment”) to Buyer, all of Seller’s right, title, benefit, privileges and interest in and to, and all of Seller’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities.

4. Buyer does hereby accept the Assignment and assumes and agrees to observe and perform such duties, responsibilities, obligations, terms, provisions and covenants, and to pay and discharge such liabilities of Seller to be observed, performed, paid or discharged from and after the Closing Date, in connection with the Assumed Liabilities. Buyer assumes no Excluded Liabilities, and the Parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility of Seller.

5. This General Assignment shall inure to the benefit of, and be binding upon, the Parties hereto and their respective heirs, successors, trustees, transferee and assigns.

6. This General Assignment is executed by the Parties and shall be binding upon each Party and its successors and assigns, for the uses and purposes set forth above and referred to herein, effective immediately upon its execution by the Parties.

7. Each of the Parties hereto covenants and agrees, at its own expense and without further consideration, to acknowledge, execute and deliver, at the request of the other Party hereto, all such further instruments of transfer, conveyance, and/or assignment and to take such other action as such other Party may reasonably request to effectuate the provisions set forth in the General Assignment to Buyer.

8. In the event of any conflict or inconsistency between the terms of the Acquisition Agreement and the terms hereof, the terms of the Acquisition Agreement shall govern.

9. This General Assignment may be executed in one or more counterparts, each of which shall for all purposes are deemed to be an original and all of which shall constitute one and the same instrument. Electronically transmitted signature copies shall be binding on the Parties as originals.

IN WITNESS WHEREOF, the Parties hereto have each caused this General Assignment and Bill of Sale to be duly executed as of the date first above written.

MYLAN INC. By:	CUMBERLAND PHARMACEUTICALS INC. By:

Print Name:	Print Name:

Title:	Title:

EXHIBIT B
FDA LETTER

[insert date]

VIA FACSIMILE AND FEDERAL EXPRESS

Gary Buehler, Director
Office of Generic Drugs
Center for Drug Evaluation and Research
Food and Drug Administration
Document Control Room
Metro Park North II
7500 Standish Place, Room E-150
Rockville, MD 20855-2773

General Correspondence:	Change of Abbreviated New Drug
	Application (“ANDA”) Ownership

ANDA Number:	074712	[insert title]

Dear Dr. Buehler:

The purpose of this correspondence is to notify the FDA pursuant to 21 C.F.R. §314.72 that, on           , 2011, Mylan Inc. (“Mylan”) assigned and transferred to Cumberland Inc. (“Cumberland”) all of Mylan’s rights, title and interest to the above referenced ANDA, and that Cumberland, effective on such date, is now the owner of such ANDA. All documentation Mylan possessed relevant to the ANDA, including a complete copy of the ANDA and all supplements, amendments, correspondence and records, have been provided to Cumberland.

The contact information for Cumberland is as follows:

Company Name:
Contact Name:
Title:
Address:
Telephone:
Fax:
Email:

Please do not hesitate to contact me with any questions you may have concerning this correspondence via telephone at        or email at       .

Sincerely,

[insert name]
[insert title]

CC:
[insert name]
[insert title]

EXHIBIT C

TRADEMARK ASSIGNMENT AGREEMENT – 2011

This Trademark Assignment (“Assignment”) is made and entered into as of              ,
2011, by and between Mylan Inc., a Pennsylvania corporation located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 (“Assignor”) and Cumberland Pharmaceuticals Inc., a corporation organized under the laws of the State of Tennessee with a place of business at 2525 West End Avenue, Suite 950, Nashville, Tennessee, USA 37203 (hereinafter referred to as “Assignee”). Assignor and Assignee are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

WHEREAS, the Parties have executed an Asset Purchase and Royalty Agreement to which this Assignment is referenced and attached;

WHEREAS, Assignor is the owner of all right, title and interest in and to the United
States Registered Trademark KRISTALOSE, Registration No. 2,439,494 (the “Trademark” or “Registration”), together with the goodwill of the business connected with and symbolized by the Trademark; and

WHEREAS, Assignee desires to acquire all right, title and interest in and to the Trademark.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as set forth below.

Assignor hereby sells, assigns, transfers and conveys to Assignee the entire right, title, interest in and to the Trademarks in the United States, together with the goodwill of the business connected with and symbolized by the Trademark (including, without limitation, the right to renew any registrations included in the Trademark, the right to apply for trademark registrations within or outside the United States based in whole or in part upon the Trademark, and any priority right that may arise from the Trademark), and the right to sue for and collect damages for infringements or other violations of the same, including for past infringements or violations, the same to be held and enjoyed by Assignee as fully and entirely as said interest could have been held and enjoyed by Assignor had this sale, assignment, transfer and conveyance not been made.

Assignor authorizes the Commissioner of Trademarks of the United States and other empowered officials of the United States Patent and Trademark Office to record the transfer of the Registration to Assignee as assignee of Assignor’s entire right, title and interest therein.

Assignor agrees to further execute any documents reasonably necessary to effect this assignment or to confirm Assignee’s ownership of the Trademarks.

This Trademark Assignment Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Electronically transmitted signature copies shall be binding on the Parties as originals.

IN WITNESS WHEREOF, the parties hereto have executed this Trademark Assignment
Agreement as of the date first written above.

MYLAN INC. By:	CUMBERLAND PHARMACEUTICALS INC. By:

Print Name:	Print Name:

Title:	Title: